Exhibit 99.1

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeff Schoenborn	Blaine Davis
	Communications	Investor Relations
	212-546-2846	212-546-4631
	jeffrey.schoenborn@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB ANNOUNCES SETTLEMENT WITH OPT OUT

PLAINTIFFS FROM SECURITIES CLASS ACTION LITIGATION

(NEW YORK, June 1 , 2005) — Bristol-Myers Squibb Company (NYSE: BMY) announced today that it has reached an agreement to settle the four lawsuits brought against it in New York State Supreme Court by plaintiffs who requested to be excluded from the settlement of In Re BMS Securities Litigation, Master File No. 02-CV-2251, which had been pending in the U.S. District Court in the Southern District of New York related to wholesaler inventory and other accounting matters, and the company’s investment in and relationship with ImClone Systems Inc., and ImClone’s product, ERBITUX® (cetuximab). The District Court approved the final settlement of the securities class action on November 9, 2004 after a fairness hearing.

Under the settlement, the plaintiffs’ claims will be terminated in exchange for a payment of $89 million which amount had previously been reserved in full by the company. As part of the settlement, the company made no admission of wrongdoing. As previously disclosed, the company has established an aggregate reserve of $140 million, which includes the $89 million settlement amount discussed above, for liabilities in relation to investigations and certain litigation arising out of wholesaler inventory issues and other accounting matters. The company expects in the second quarter to reserve an additional amount which will be material to the company’s operating results, but not its financial condition, for the remaining matters.

Bristol-Myers Squibb Company is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

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